Exhibit 10.2

SEVERANCE COMPENSATION AGREEMENT

This Agreement, which shall be effective as of October 17, 2006, is entered into by and between AQUILA, INC., a Delaware corporation (the "Company"), and Jon R. Empson ("Executive") on this 6th day of October 2006.

WHEREAS, the Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a Change of Control; and

WHEREAS, this Agreement sets forth the severance compensation to which Executive will be entitled upon certain conditions if Executive's employment with the Company terminates following a Change of Control.

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1.      Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid as of such time, upon the earliest of: (i) two (2) years from the effective date of this Agreement if a Change in Control has not occurred within such 2-year period; provided that the term of this Agreement shall be automatically extended for an additional month upon each monthly anniversary of the effective date of this Agreement until a party provides notice to the other party prior to the end of any month that such automatic extension shall cease, in which case this Agreement shall terminate at the end of the then existing 2-year term; (ii) the termination of Executive's employment for any reason, including by reason of death, Disability or Retirement, prior to a Change of Control; (iii) the termination of Executive's employment for Cause following a Change of Control; (iv) the termination of Executive's employment for any reason other than for Good Reason following a Change of Control; or (v) two (2) years from the date of a Change in Control.

2.	Severance upon Termination of Employment.

(a)           Events Giving Rise to Benefits. Executive shall be entitled to payments and other benefits as set forth in Sections 2(b) and 2(c) if within two (2) years following a Change in Control, the Company shall terminate Executive's employment other than for Disability, Retirement, or Cause, or, within such 2-year period, Executive shall terminate his or her employment for Good Reason. Except as specifically provided in this Section 2, Executive shall have no right to receive compensation under this Agreement. Termination of employment due to death shall not give rise to any rights to compensation under this Agreement.

(b)           Severance Pay. The Company shall pay a lump sum cash amount, no later than the fifth (5th) business day following Executive’s Date of Termination, equal 2 times the sum of A plus B, where

“A” equals Executive’s annual base salary (including all amounts of such salary that are deferred under any qualified and non-qualified plans of the Company) determined at the greater of the rate in effect as of the date of such termination or the highest rate in effect at any time during the 90 day period prior to the Change of Control; and

“B” equals Executive’s target annual incentive opportunity for the calendar year in which such Change in Control occurs, or if greater, the average (50th percentile) target annual incentive opportunity for a select group of comparable companies as determined by an independent consulting firm selected by the Board of Directors of the Company.

(c)	Other Benefits. In addition to compensation set forth in Section 2(b) hereof, and subject to the provisions and limitations set forth below, Executive shall be entitled to the following benefits:

(i)      Commencing on the Date of Termination and continuing for a period of three (3) months thereafter, Executive may exercise all stock options granted to Executive pursuant to the Company's equity incentive plan(s). Such stock options shall be exercisable whether or not: (i) a period of one year has elapsed from the date of grant to the date of exercise; or (ii) any installment exercise terms as stipulated in any agreement issued under such plan(s) have been satisfied. However, in no event shall Executive exercise any stock option after the expiration of the option period as stipulated in an agreement issued under such plan(s).

(ii)     Effective as of the Date of Termination, any restrictions relating to stock awards granted under the Company's equity incentive plan(s) shall lapse.

(iii)          No later than the fifth (5th) business day following Executive’s Date of Termination, Executive shall receive a lump sum cash amount equal to Executive’s target annual and long-term incentive opportunity for the incentive period in which Executive’s employment terminates times a fraction, the numerator of which is the number of days in such incentive period ending on the Date of Termination and the denominator of which is the total number of days in such incentive period.

(iv)    Effective as of the Date of Termination and continuing for a period of three years after the Date of Termination, the Company will provide Executive with health insurance coverage at the same cost to Executive and at materially the same level of coverage for Executive as the coverage in effect immediately prior to the Date of Termination. The Company shall, at its option, contribute amounts it is required to contribute on behalf of Executive pursuant to this paragraph either to: (A) plans maintained for the Company's employees; or (B) private insurance plans. The health insurance continuation benefits paid for hereunder shall be deemed to be a part of Executive’s COBRA coverage. All such health benefits shall be in addition to any other benefits relating to health or medical care benefits that are available under the Company's policies to Executive following termination of employment; provided, however, that in the event Executive becomes covered under substitute health plans of another employer with materially the same level of coverage as that provided by the Company during this period, subject to the applicable requirement of COBRA, the Company will no longer provide health coverage under this paragraph.

(v)           Effective as of the Date of Termination, Executive shall be entitled to the services of a national executive outplacement firm, the aggregate cost to the Company of which shall not exceed the outplacement benefits comparable to the Aquila Workforce Transition Plan that is in effect as of the date of termination.

(vi)        Effective as of the Date of Termination, Executive shall be entitled to three (3) years of additional credit for both age and service under the Company’s tax-qualified and non-qualified pension plans (specifically excluding any account-based plan such as a 401(k) or profit sharing plan); provided that if applicable provisions of the Internal Revenue Code prevent payment in respect of such credit under the Company’s tax-qualified pension plan, such payments shall be made under the Company’s non-qualified pension plan.

3.	Tax Reimbursement.

(a)     Gross-Up Payment. Notwithstanding Anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution to or for the benefit of Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement (other than any payment under this Section 3) or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) or a similar section (such payment, a “Change in Control Payment” and such excise tax on all such Change in Control Payments, together with any interest and penalties thereon, collectively the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount determined by the Accounting Firm such that after payment by Executive of any tax thereon, Executive retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax; provided, however, that if the aggregate value (as determined under Section 280G of the Code) of such Change in Control Payments is less than 110% of the product of “3 times” the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) (such product, the “Golden Parachute Threshold”), then Executive shall not be entitled to any Gross-Up Payment and, instead, the Change in Control Payments shall be reduced so that their aggregate value (as so determined) is equal to $1.00 less than the Golden Parachute Threshold.

For purposes of this Section 3, Executive’s applicable Federal, state and local taxes shall be computed at the maximum marginal rates, taking into account the effect of any loss of personal exemptions resulting from receipt of the Gross-Up Payment.

(b)    Determinations. All determinations required to be made under this Section 3, including whether a Gross-Up Payment is required under Section 3(a), and the assumptions to be used in determining the Gross-Up Payment, shall be made by such accounting firm as the Company may designate in writing prior to a Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within thirty (30) business days of the receipt of notice from Executive that there has been a Change in Control, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the Person effecting the Change in Control or is otherwise unavailable, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c)     Subsequent Redeterminations. Unless requested otherwise by the Company, Executive agrees to use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that Executive owes an amount of Excise Tax greater than the amount determined pursuant to Section 3(b), provided that Executive shall be entitled to reimbursement by the Company of all fees and expenses reasonably incurred by Executive in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that Executive owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under this Section 3, the Company shall promptly reimburse Executive, or Executive shall promptly reimburse the Company, as the case may be, the amount of such excess or shortfall. In the case of any payment that the Company is required to make to Executive pursuant to the preceding sentence (a “Later Payment”), the Company shall also reimburse Executive an additional amount such that after payment by Executive of all of Executive’s applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, on such additional amount, Executive will retain an amount equal to the total of Executive’s applicable Federal, state and local taxes, including any interest and penalties assessed by any taxing authority, arising due to the Later Payment. In the case of any reimbursement of Excise Tax that Executive is required to make to the Company pursuant to the second sentence of this Section 3(c), Executive shall also reimburse the Company at the amount of any additional payment received by Executive from the Company in respect of applicable Federal, state and local taxes on such repaid Excise Tax, to the extent Executive is entitled to a refund of (or has not yet paid) such Federal, state or local taxes.

4.             Definitions. As used in this Agreement, the following capitalized terms shall have the meaning set forth below:

(a)           “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(b)           “Benefit Plans” means any employee benefit plan or arrangement providing retirement benefits or any health, life, disability or similar welfare insurance. Executive perquisites are specifically excluded from this definition.

(c)	"Cause" means:

(i)            The willful and continued failure by Executive to substantially perform his or her duties of employment with Company other than any such failure resulting from Executive's incapacity due to physical or mental illness, unless Executive uses reasonable efforts to correct such failure within a reasonable time after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his or her duties;

(ii)          The willful misconduct by Executive which materially injures the Company monetarily or otherwise; or

(iii)         Conviction of, or entry of a plea of nolo contendere with regard to, any felony or any crime involving moral turpitude or dishonesty of or by Executive. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him or her not in good faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interests of the Company.

(d)           “Change in Control” means and shall be deemed to have occurred upon the occurrence of any of the following events:

(i)            Any Person is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the Voting Securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) unless such Person becomes a Beneficial Owner of 20% or more of the Voting Securities of the Company as a result of an acquisition of Voting Securities by the Company which, after reducing the Voting Securities outstanding, increases the proportionate Voting Securities of the Company beneficially owned by such Person to 20% or more by reason of such Voting Securities acquisition by the Company; provided, however, if a Person shall become the Beneficial Owner of 20% or more of the combined voting power of the Voting Securities of the Company then outstanding by reason of such Voting Securities acquisition by the Company and shall thereafter become the Beneficial Owner of any additional Voting Securities of the Company which causes the proportionate voting power of Voting Securities beneficially owned by such Person to increase to more than 20% of the combined voting power of the Voting Securities of the Company then outstanding, such Person shall, upon becoming the Beneficial Owner of such additional Voting Securities, be deemed to have become the Beneficial Owner of 20% or more of the combined voting power of the Voting Securities of the Company then outstanding other than solely as a result of such Voting Securities acquisition by the Company;

(ii)           During any period of 36 consecutive months (not including any period prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company (and any new director, whose election by the board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of directors then constituting the Board of Directors of the Company;

(iii)          A reorganization, merger or consolidation of the Company is consummated, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of Voting Securities of the corporation resulting from such reorganization, merger or consolidation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such reorganization, merger or consolidation, (ii) no Person (but excluding for this purpose any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the voting power of the outstanding Voting Securities of the Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Voting Securities of the corporation resulting from such reorganization, merger or consolidation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv)          The stockholders of the Company approve (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of more than 50% of all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of Voting Securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such sale or other disposition of assets, (B) no Person (but excluding for this purpose any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the voting power of the outstanding Voting Securities of the Company) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Voting Securities of such corporation and (C) at least a majority of the members of the board of directors of such corporation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition of assets of the Company.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred if: (1) there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Voting Securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions; or (2) Executive is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect of the effective date of this Agreement, which consummates the Change in Control transaction; or (3) any required regulatory approval of a transaction giving rise to a Change in Control has not been obtained. In addition, for purposes of the definition of “Change in Control,” a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(e)           "Company" means Aquila, Inc. and any successor or assign to its business and/or assets which executes and delivers the agreement provided by this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(f)            "Date of Termination" means (i) if this Agreement is terminated by Executive for Good Reason, the date Executive delivers notice of such termination to the Company; (ii) if Executive's employment is terminated by the Company for Disability, 30 days after Notice of Termination is given to Executive (provided that Executive shall not have offered to return and is able to return to the performance of Executive's duties on a full-time basis during such 30-day period); or (iii) if Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given.

(g)           "Disability" means Executive's incapacity due to physical or mental illness which shall have caused Executive to have been absent from his or her duties with the Company on a full-time basis for six months and Executive shall not have returned to the full-time performance of Executive's duties within 30 days after written Notice of Termination has been given by the Company.

(h)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i)            "Good Reason” means any of the following if the same shall occur, without Executive's express written consent, within two (2) years after a Change in Control:

(i)          the assignment to Executive of duties materially inconsistent with Executive's position, duties, responsibilities and status with the Company immediately prior to the Change in

Control, or a material adverse change in Executive's titles or reporting relationships as in effect immediately prior to the Change in Control, or any removal of Executive from or any failure to reelect Executive to any of such positions;

(ii)         a reduction in Executive's base salary as in effect on the effective date of this Agreement or as the same may be increased from time to time during the term of this Agreement;

(iii)        any failure by the Company to continue in effect any Benefit Plan enjoyed by Executive at the time of the Change in Control (or plans or arrangements or other benefits providing him or her with substantially similar or better benefits, taken in the aggregate), or the taking of any action by the Company, which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such Benefit Plans, taken in the aggregate;

(iv)   any failure by the Company to continue in effect any Incentive Plan in which Executive was participating at the time of the Change in Control (or plans or arrangements providing him or her with substantially similar or better benefits, taken in the aggregate), or the taking of any action by the Company which would adversely affect Executive's participation in any such Incentive Plan or reduce Executive's benefits under any such Incentive Plan, expressed as a percentage of his or her base salary, by more than 10 percentage points in any fiscal year as compared to the immediately preceding fiscal year;

(v)    any failure by the Company to continue in effect any Securities Plan in which Executive was participating at the time of the Change in Control (or plans or arrangements providing him or her with substantially similar or better benefits, taken in the aggregate) or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such Securities Plan;

(vi)   any requirement that Executive relocate more than 50 miles from the area in which Executive performed Executive's duties prior to the Change in Control, except for required travel by Executive on the Company's business to an extent substantially consistent with Executive's business travel obligations at the time of the Change in Control;

(vi)	any material breach by the Company of any provision of this Agreement;

(vii)  any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(viii) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement.

(l)            “Incentive Plan” means any annual or long term incentive plan or arrangement, such as a bonus or performance plan.

(m)          “Notice of Termination" means a written notice which indicates the specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

(n)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) thereof, except that such terms shall not include (i) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(o)           "Retirement" means the termination by the Company or Executive of Executive's employment based on Executive having retired pursuant to the then existing retirement plan of the Company at or after age 65 or by any agreement between the Company and Executive, or by any generally applicable retirement policy of the Company.

(p)           “Securities Plan” means any plan or arrangement providing participants the opportunity to receive securities of the Company, including without limitation stock options, stock appreciation rights, restricted stock.

(q)           “Voting Securities” means with respect to any corporation, the common stock and other securities of the corporation entitled to vote generally in the election of the board of directors of the corporation.

5.             Notice of Termination. Any termination of Executive's employment for any reason shall be effected pursuant to a Notice of Termination conforming to the requirements of this section.

6.	No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

(a)           Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(b)           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Benefit Plan, Incentive Plan or Securities Plan, employment agreement or other contract, plan or arrangement.

7.	Successor to the Company.

(a)           The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate Executive's employment for Good Reason.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or if there be no such designee, to Executive's estate. The services to be provided by Executive to the Company under this Agreement are personal and are not delegable or assignable.

8.             Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Aquila, Inc.

20 West Ninth Street

Kansas City, Missouri 64105

ATTN: Corporate Secretary

If to Executive to the address of
Executive on the books of the Company.

Another address may be used if a party has furnished a different address to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.             Sole Agreement. This Agreement represents the entire agreement between the parties with respect to the matters contemplated herein. Any earlier agreement relating to severance compensation between the parties or between Executive and any affiliate of the Company is hereby terminated and superseded, and all obligations by either party thereunder shall cease immediately preceding the commencement of the term of this Agreement and are hereby agreed to be satisfied in full. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The parties acknowledge and agree that the severance benefits hereunder are in lieu of the benefits offered under the Company’s Workforce Transition Program (or any successor severance plan or arrangement) and that Executive shall not be eligible for any benefits under such program.

10.          Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.          Legal Fees and Expenses. The Company shall pay all legal fees and expenses which Executive reasonably may incur as a result of the Company's contesting the validity, enforceability or Executive's interpretation of, or determinations under, this Agreement.

13.          Confidential Information. Executive agrees not to disclose during the term hereof or thereafter any of the Company's confidential or trade secret information, except as required by law. Executive recognizes that Executive shall be employed in a sensitive position in which, as a result of a relationship of trust and confidence, Executive will have access to trade secrets and other highly confidential and sensitive information. Executive further recognizes that the knowledge and informed acquired by Executive concerning the Company's materials regarding employer/employee contracts, customers, pricing schedules, advertising and interviewing techniques, manuals, systems, procedures and forms represent the most vital part of the Company's business and constitute by their very nature, trade secrets and confidential knowledge and information. Executive hereby stipulates and agrees that all such information and materials shall be considered trade secrets and confidential information. If it is at any time determined that any of the information or materials identified in this Section are, in whole or in part, not entitled to protection as trade secrets, they shall nevertheless be considered and treated as confidential information in the same manner as trade secrets, to the maximum extent permitted by law. Executive further agrees that all such trade secrets or other confidential information, and any copy, extract or summary thereof, whether originated or prepared by or for Executive or otherwise coming into Executive's knowledge, possession, custody, or control, shall be and remain the exclusive property of the Company.

14.           Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

15.           Arbitration. Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. Any such arbitration shall take place in Kansas City, Missouri, in accordance with the rules of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and judgment therein may be entered in the highest court of the forum, state or federal, having jurisdiction.

16.           Attachment. Except as required by law, the right to receive payments under this Agreement shall not be subject to anticipation, sale, encumbrance, charge, levy, or similar process or assignment by operation of law.

17.           Waivers. Any waiver by a party or any breach of this Agreement by another party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party. Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate s a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.           Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

19.          Governing Law. This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of Missouri.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

AQUILA, INC.

By:	/s/ Richard C. Green
Richard C. Green

EXECUTIVE

By:	/s/ Jon R. Empson
Jon R. Empson